Prospectus supplement filed pursuant to Rule 424(b)(3)
Registration No. 333-143930

PROSPECTUS SUPPLEMENT

This is a supplement, dated December 11, 2008, to the prospectus that forms a part of the Form S-3 Registration Statement (No. 333-143930) (the “Form S-3”) filed on December 31, 2007 by Icahn Enterprises L.P., as amended by the prospectus supplements filed on January 24, 2008, March 12, 2008, October 17, 2008 and October 24, 2008. This supplement supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus, as amended. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

This supplement relates to our depositary units that have been registered for resale on the Form S-3. The depositary units underlie certain convertible notes that we originally issued to two initial purchasers pursuant to a Securities Purchase Agreement on April 4, 2007 in reliance upon the exemptions from securities registration afforded by Rule 144A and Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation as promulgated by the United States Securities and Exchange Commission under the 1933 Act. The convertible notes were then resold by the initial purchasers. The depositary units issuable upon the conversion of the convertible notes that may be offered pursuant to the prospectus and this supplement are being offered for resale by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table lists the selling securityholders and other information regarding the beneficial ownership of the depositary units that may be offered pursuant to the prospectus and this supplement by each of the selling securityholders. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders. The second column lists the number of depositary units beneficially owned by each selling securityholder, based on its ownership of the convertible notes, assuming conversion of all convertible notes held by the selling securityholders on that date, without regard to any limitations on conversions. The third column lists the depositary units being offered by the prospectus and this supplement by each selling securityholder. The selling securityholders may offer all, some or none of the depositary units. Because the selling securityholders may offer all or some of the depositary units, we cannot estimate the amount of depositary units that will be held by the selling securityholders after any of these sales.

The number of depositary units issuable upon conversion of the convertible notes shown in the table below assumes conversion of the full amount of convertible notes held by each selling securityholder at the conversion rate of 105 depositary units per $1,000 principal amount of convertible notes.(1) In accordance with the terms of our registration rights agreement, the prospectus and this prospectus supplement generally cover the resale of the depositary units issued or issuable upon conversion of the convertible notes. Because the conversion price of the convertible notes may be adjusted, the number of depositary units that will actually be issued may be more or less than the number of depositary units being offered by the prospectus and this supplement. The fourth column assumes the sale of all of the depositary units offered by the selling securityholders pursuant to the prospectus and this supplement. Except as otherwise noted in the footnotes to the table below, the number of depositary units owned by the selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any depositary units other than depositary units into which the convertible notes are convertible.

(1)	Pursuant to the Indenture governing the convertible notes dated April 5, 2007, on October 5, 2008, the Conversion Price with respect to the depositary units was adjusted to $105.00.

Name of Selling Securityholder(1)	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to Be Sold Pursuant to This Prospectus	Number of Depositary Units Owned After Offering
Portside Growth & Opportunity Fund(2)	825,201	825,201	0
RCG Enterprise, Ltd(3)	47,152	47,152	0
RCG PB, Ltd.(4)	100,763	100,763	0
Bank Austria Cayman Islands Ltd.(5)	66,018	66,018	0
RCG Baldwin, L.P.(6)	28,296	28,296	0
RCG Latitude Master Fund, Ltd.(7)	151,143	151,143	0
Highbridge International LLC(8)	1,629,047	1,629,047	0
Highbridge Convertible Arbitrage Master Fund, L.P.(9)	85,238	85,238	0
Linden Capital LP(10)	285,714	285,714	0
Lyxor/Context Fund Ltd.(11)	8,761	8,761	0
AHFP Context(11)	2,762	2,762	0
Finch Tactical Plus Class B(11)	1,619	1,619	0
Worldwide Transactions Limited(11)	2,191	2,191	0
Altma Fund SICAV Plc in Respect of the Grafton Sub Fund(11)	10,476	10,476	0
CASAM Context Offshore Advantage Fund Limited(11)	4,953	4,953	0
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(11)	1,619	1,619	0
Context Advantage Master Fund, L.P.(11)	41,809	41,809	0
Altma Fund SICAV Plc in respect of Trinity Sub-Fund(12)	17,019	17,019	0
AM Master Fund I, L.P.(12)	66,638	66,638	0
Lyxor/AM Investment Fund Ltd.(12)	4,915	4,915	0
AM International E Mac 63 Ltd.(12)	35,239	35,239	0
Lehman Brothers Inc.(13)	190,476	190,476	0
Xavex Convertible Abitrage 10 Fund(14)	29,714	29,714	0
Xavex Convertible Arbitrage 2 Fund(14)	4,477	4,477	0
Argent LowLev Convertible Arbitrage Fund II, LLC(14)	572	572	0
Argent Classic Convertible Arbitrage Fund, L.P.(14)	45,714	45,714	0
Argent Classic Convertible Arbitrage Fund II, L.P.(14)	10,858	10,858	0
Lyxor Master Fund(14)	7,809	7,809	0
Partners Group Alternative Strategies PCC Ltd.(14)	23,809	23,809	0
HFR CA Global Select Master Trust Account(14)	14,957	14,957	0
Class C Trading Company, Ltd.(14)	23,714	23,714	0
Argent Classic Convertible Arbitrage Fund Ltd.(14)	27,251	27,251	0
Argent Multi-Strategy Fund Ltd. Classic(14)	6,952	6,952	0
Argentum MultiStrategy Fund 1 LP Classic(14)	1,904	1,904	0
Argent LowLev Convertible Arbitrage Fund Ltd.(14)	38,953	38,953	0
CNH CA Master Account, L.P.(15)	28,571	28,571	0
DBAG London(16)	111,905	111,905	0
Credit Suisse Securities Europe Ltd.(17)	119,048	119,048	0
PBGC Maintenance(18)	2,343	2,343	0
Commerical Union Life Fund(19)	20,953	20,953	0
CGNU Life Fund(19)	9,524	9,524	0
Norwich Union Life and Pensions(19)	8,572	8,572	0

Name of Selling Securityholder(1)	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to Be Sold Pursuant to This Prospectus	Number of Depositary Units Owned After Offering
Privilege Portfolio SICAV(19)	56,190	56,190	0
Elite Classic Convertible Arbitrage Ltd.(20)	16,190	16,190	0
AQR Absolute Return Master Account, L.P.(21)	90,477	90,477	0
Van Kampen Harbor Fund(22)	15,174	15,174	0
Morgan Stanley Convertible Securities Trust(23)	8,095	8,095	0
AM Diversified Relative Value Master Fund, Ltd.(24)	20,610	20,610	0
Whitebox Convertible Arbitrage Partners, LP(25)	116,895	116,895	0
GPC LIX, LLC(25)	8,952	8,952	0
HFR RVA Combined Master Trust(25)	17,590	17,590	0
Whitebox Hedged High Yield Partners, LP(25)	44,333	44,333	0
Guggenheim Portfolio Company XXXI, LLC(25)	32,857	32,857	0
Pandora Select Partners, LP(25)	14,286	14,286	0
Whitebox Special Opportunities Fund Series B Partners, LP(25)	16,857	16,857	0
Whitebox Series D Master Portfolio II, LP(25)	28,571	28,571	0
Whitebox Combined Partners LP(25)	157,276	157,276	0

(1)	The selling securityholders (and the depositary units beneficially respectively owned by each of them) listed in the table above are derived from information provided to the company by such selling securityholders in an applicable Notice and Questionnaire prior to the filing of the registration statement, of which this prospectus forms a part. In accordance with the terms of the registration rights agreement, we are obligated to disclose in the registration statement only those selling securityholders who have provided the company with a properly completed questionnaire.
(2)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius Capital and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Capital. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(3)	Ramius Capital is the investment manager of RCG Enterprise, Ltd. (“Enterprise”) and consequently has voting control and investment discretion over securities held by Enterprise. Ramius Capital disclaims beneficial ownership of these securities. C4S is the managing member of Ramius Capital and may be considererd the beneficial owner of any securities deemed to be beneficially owned by Ramius Capital. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managaing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim benefical ownership of these securities.
(4)	Ramius Capital is the investment adviser of RCG PB Ltd. (“RCG PB Ltd.”) consequently has voting control and investment discretion over securities held by RCG PB Ltd. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB Ltd. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to RCG PB Ltd. is Ramius Capital. An affiliate of Ramius Capital is a FINRA member. However, this affiliate will not sell any shares purchased in this offering by RCG PB Ltd. and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(5)	Ramius Capital is the investment manager of Bank Austria Cayman Islands Ltd. (“Bank Austria Cayman Islands”) and consequently has voting control and investment discretion over securities held by Bank Austria Cayman Islands. Ramius Capital disclaims beneficial ownership of these securities. C4S is the managing member of Ramius Capital and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Capital. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(6)	Ramius Advisors, LLC (“Ramius Advisors”) is the general partner of RCG Baldwin, L.P. (“RCG Baldwin”) and consequently has voting control and investment discretion over securities held by RCG Baldwin. Ramius Advisors disclaims beneficial ownership of these securities. Ramius Capital is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius Capital disclaims beneficial ownership of these securities. C4S is the managing member of Ramius Capital and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Capital. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(7)	Ramius Capital is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to RCG Latitude Master Fund, Ltd. is Ramius Capital. An affiliate of Ramius Capital is a FINRA member. However, this affiliate will not sell any shares purchased in this offering by Latitude and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(8)	Highbridge Capital Management, LLC (“Highbridge Capital”) is the trading manager of Highbridge International LLC (“Highbridge”) and has voting control and investment discretion over the securities held by Highbridge. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge.
(9)	Highbridge Capital is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. (“Highbridge Master Fund”) and has voting control and investment discretion over the securities held by Highbridge Master Fund. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge Master Fund. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Master Fund.
(10)	Siu Min Wong is the person with sole voting or dispositive powers.
(11)	Michael S. Rosen and William D. Fertig are persons with shared voting or dispositive powers.
(12)	Mark Friedman is the person with sole voting or dispositive powers.
(13)	Bruce Spolansky is the person with sole voting or dispositive powers.
(14)	Nathaniel Brown and Robert Richardson are persons with shared voting or dispositive powers.
(15)	Robert Krail, Mark Mitchell and Todd Pulvino are persons with shared voting or dispositive powers.
(16)	John Arnone is the person with sole voting or dispositive powers.
(17)	Gerry Murtough is the person with sole voting or dispositive powers.
(18)	Chris Dialynas is the person with sole voting or dispositive powers.

(19)	David Clott is the person with sole voting or dispositive powers.
(20)	Nathaniel Brown and Robert Richardson are persons with shared voting or dispositive powers.
(21)	Clifford Asness, Robert Krail, John Liew, David Kabiller, Jacques Friedman, Oktay Kurbanov, Ronen Israel, and Lars Nielsen are persons with shared voting or dispositive powers.
(22)	Van Kampen Asset Management is the investment adviser for Van Kampen Harbor Fund. The portfolio managers, Ellen Gold, Executive Director, and Ramez Nashed, Vice President, have voting control and investment discretion over the securities held by Van Kampen Harbor Fund.
(23)	Morgan Stanley Investment Advisors Inc. is the investment adviser for Morgan Stanley Convertible Series Trust. The portfolio manager, Ellen Gold, Executive Director, has sole voting control and investment discretion over the securities held by Morgan Stanley Convertible Series Trust.
(24)	Mark Friedman is the person with sole voting or dispositive powers.
(25)	Andrew Redleaf is the person with sole voting or dispositive powers.